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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            TRIPLE CROWN MEDIA, INC.

      The undersigned incorporator, in order to form a corporation under the General Corporation Law of Delaware, certifies as follows:

      FIRST. The name of the corporation is Triple Crown Media, Inc. (hereinafter, the "Corporation").

      SECOND. The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

      THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issues is [*] million ([*]) shares, each with a par value of $0.001 per share. [*] million ([*]) shares shall be Common Stock and [*] million ([*]) shares shall be Preferred Stock.

      The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of
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Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      FIFTH. The name and mailing address of the incorporator is Susan Joe, c/o Proskauer Rose LLP, 1585 Broadway, New York, New York 10036-8299.

      SIXTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation.

      SEVENTH. To the fullest extent permitted by the General Corporation Law of Delaware or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director.

      EIGHTH. The Corporation shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
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      NINTH. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      TENTH. The Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation.

      ELEVENTH. No action shall be taken by the stockholders of the Corporation other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the Corporation's Bylaws.
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      IN WITNESS WHEREOF, I have made, signed, and sealed this Certificate of
Incorporation this 29th day of April, 2005.

                                        /s/ Susan Joe
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                                        Susan Joe
                                        Sole Incorporator
                                        Proskauer Rose LLP
                                        1585 Broadway
                                        New York, NY 10036